SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934
                      (Amendment No.   )

Filed by the Registrant / x /
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Check the appropriate box:
/    / Preliminary Proxy Statement
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       permitted by Rule 14a-6(a)(2))
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/    / Definitive Additional Materials
/    / Soliciting Material Pursuant to  240.14a-11(c) or
       240.14a-12

                  Aluminum Company of America
       (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than
                          Registrant)

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/ x  / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
       14a-6(i)(2) or Item 22(a)(2) of
       Schedule 14A.
/    / $500 per each party to the controversy pursuant to
       Exchange Act Rule 14a-6(i)(3).
/    / Fee computed on table below per Exchange Act
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                  Aluminum Company of America
                       425 Sixth Avenue
             Pittsburgh, Pennsylvania  15219-1850


1995 Notice of Annual Meeting and
Proxy Statement

To Alcoa Shareholders:

It is my privilege to invite you to the 1995 annual meeting
of Alcoa shareholders.   We will meet on Friday, May 12, at
9:30 a.m. in the Allegheny Ballroom of Pittsburgh's Vista
International Hotel. I hope you will be able to attend and participate in this review of your company's business and operations.

  The Vista Hotel is fully accessible to disabled persons.
In addition, headsets for the hearing-impaired will be available.

  If you plan to attend the meeting, please check the appropriate box on the proxy card, then detach and retain the admission ticket that accompanies the proxy form. You will need this ticket to be admitted to the meeting.

  Whether or not you plan to attend, it is important that your shares are represented at the meeting. Please fill out and return your proxy card promptly.

                              Sincerely,



                              Paul H. O'Neill
                              Chairman of the Board and
                              Chief Executive Officer


                             1




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                             2

                              March 14, 1995

Notice of 1995 Annual Meeting

March 14, 1995

The annual meeting of shareholders of Aluminum Company of America (Alcoa) is scheduled for Friday, May 12, 1995 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Vista
International Hotel in Pittsburgh, Pennsylvania.

  The purposes of the meeting are:

  (1) to elect four directors for a term of three years and one director for a term of one year;

  (2) to approve amendments to the company's Long Term Stock
      Incentive Plan under which stock options are granted;

  (3) to vote on a shareholder proposal which recommends that Alcoa refrain from giving charitable contributions to organizations that perform abortion; and

  (4) to consider any other matters that may properly come before the meeting or any adjournment of the meeting.

  Owners of common stock of record at the close of business on March 7, 1995 will be entitled to vote at the meeting.

  The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all share-holders are entitled to cast at the meeting will constitute a quorum for conducting business. If a quorum is not present, the meeting may be adjourned to a time and place determined by those shareholders present. If the meeting is adjourned, the shareholders present at the next meeting will constitute a quorum for the purpose of electing directors. In the event that the meeting is adjourned for one or more periods totaling at least 15 days, the shareholders present at this latest meeting will constitute a quorum for acting upon any matter to be voted on at the meeting.

  Your attention is directed to the following proxy statement and the accompanying proxy card.

On behalf of Alcoa's Board of Directors,


Barbara S. Jeremiah
Secretary

Contents

  Proxy solicitation and voting information . . . . . .   4
  Board of Directors  . . . . . . . . . . . . . . . . .   4
    Meetings and committees of the Board  . . . . . . .   8
    Certain relationships and related transactions  . .   8
    Directors' compensation . . . . . . . . . . . . . .   8
  Security ownership. . . . . . . . . . . . . . . . . .   9
  Compensation of executive officers  . . . . . . . . .   9
     Long term stock incentive plan . . . . . . . . . .  11
     Retirement plans   . . . . . . . . . . . . . . . .  14
     Shareholder return . . . . . . . . . . . . . . . .  14
     Compensation Committee report on
       executive compensation . . . . . . . . . . . . .  15
  Alcoa Board proposal to approve amendments to
   the Long Term Stock Incentive Plan . . . . . . . . .  17
  Shareholder proposal  . . . . . . . . . . . . . . . .  19
  Other information   . . . . . . . . . . . . . . . . .  19
     Relationship with independent public accountants .  19
     1996 meeting--shareholder proposals. . . . . . . .  19
     Other matters. . . . . . . . . . . . . . . . . . .  19

                             3

Proxy Statement

Proxy solicitation and voting information

The accompanying proxy is solicited by the Board of Directors of Aluminum Company of America (Alcoa or the company) for use at the annual meeting of shareholders scheduled for May 12, 1995. These proxies will be voted if properly signed, received by the secretary of the company prior to the close of voting at the meeting and not revoked.

  Holders of record of Alcoa common stock at the close of business on March 7, 1995 will be entitled to vote at the meeting. On that date 178,894,715 shares of common stock were outstanding. Shareholders are entitled to one vote per share on each matter properly brought before the meeting.

  The shares shown as outstanding on March 7 reflect the two-for-one split of Alcoa's common stock that occurred in February 1995. All other numbers of shares shown in this proxy statement have been adjusted to reflect this split.

  Under Pennsylvania law and the company's Articles, a quorum is required to conduct business at the annual meeting. A quorum is the presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting.
Abstentions, votes withheld from director nominees and broker non-votes are counted for purposes of determining a quorum. If a quorum is present, the candidate or candidates receiving the highest number of votes will be elected directors, and any other matter being voted on at the meeting will be approved if a majority of the votes cast by shareholders are voted in favor of approving or adopting such matter. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results.

  Proxies representing shares of common stock held of record also will represent full and fractional shares held under the company's Dividend Reinvestment and Stock Purchase Plan and full shares held under Alcoa's employee savings plans, if the registrations are the same. Separate mailings will be made for shares not held under the same registration.

  Employee savings plan shares for which no voting directions are received from participants will be voted by the independent trustee in the same proportion (for, against and abstain) as the shares in all plans for which participant directions are received.

  A shareholder who has returned a proxy may revoke it at any time before it is voted at the meeting by delivering a revised proxy, by voting by ballot at the meeting, or by delivering a written notice withdrawing the proxy to the company's secretary. This notice may be mailed to the secretary at the address at the top of the first page of this booklet or may be given to the judge of election at the meeting.

  Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. Corporate Election Services, Inc., the company's independent proxy tabulator, has been appointed judge of election for the meeting.

  Alcoa pays the cost of soliciting proxies. To assist in the solicitation process, Alcoa has hired the firm of Morrow & Co., Inc. for a fee of $7,000 plus out-of-pocket expenses. Also, Alcoa directors and officers and other regular employees may solicit proxies by mail, in person, or by telephone or fax. The company will request banks, brokerage firms and other persons who hold stock in their names for others, or in the name of nominees for others, to obtain voting instructions from the beneficial owners of the stock. Alcoa will reimburse such persons for their reasonable expenses in obtaining voting instructions.

  Shareholders' comments about any aspect of company business are welcome, and space is provided on the proxy card for this purpose. Although such comments are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.


Board of Directors

The Alcoa Board of Directors consists of twelve members, divided into three classes. The terms of office of the three classes of directors end in successive years.

  The four members of the class of directors whose terms of office expire at the May 1995 annual meeting have been nominated to serve for a new three-year term that will end in 1998. In addition, Sir Ronald Hampel has been nominated to serve for a one-year term expiring at the 1996 annual meeting. Sir Ronald is Deputy Chairman and Chief Executive of Imperial Chemical Industries PLC. He became an Alcoa director on January 1, 1995.

  The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Executive Committee.

  Certain information about these nominees and the other directors follows.

                             4

     Nominees to serve for a three-year term expiring 1998

  Sir Arvi Parbo
  Chairman of Western Mining
  Corporation Limited, an Australian
  exploration and mining company,
  and Chairman of Alcoa of
  Australia Limited

  Sir Arvi, 69, has been a director since 1980. He has been Chairman of Western Mining Corporation Limited since 1974. He served as Managing Director of that company from 1971 to 1986. Western Mining and its affiliates own approximately 40% of the worldwide bauxite, alumina and industrial chemicals businesses of Alcoa, including the company's largest offshore subsidiary, Alcoa of Australia Limited. Sir Arvi is also a director of Hoechst Australian Investments Pty. Ltd., Munich Reinsurance Company of Australia Ltd., Sara Lee Corporation, Western Mining Corporation Holdings Limited and Zurich Australian Insurance Group.

  Henry B. Schacht
  Chairman of the Executive Committee,
  Cummins Engine Company, Inc.,
  a manufacturer of diesel engines

  Mr. Schacht, 60, was elected a director in September 1994. He currently serves as Chairman of the Executive Committee of the Board of Directors of Cummins Engine Company. Mr. Schacht was elected President and to the Cummins board in 1969, Chief Executive Officer in 1973, and Chairman and Chief Executive Officer in 1977. He relinquished the title of CEO in July 1994 and retired as Chairman in February 1995. He is also a director of American Telephone & Telegraph Co., CBS Inc., The Chase Manhattan Corp. and The Chase Manhattan Bank.

  Forrest N. Shumway
  Former Vice Chairman,
  AlliedSignal Inc., a diversified,
  technologically-based corporation

  Mr. Shumway, 67, has been a director since February 1988 and served previously as a director from 1982 to 1987. He retired as Vice Chairman of the Board and Chairman of the Executive Committee of AlliedSignal Inc. in 1987. Prior to 1985, he had served as Chairman and Chief Executive Officer of The Signal Companies, Inc. Mr. Shumway is also a director of American President Companies, Ltd., The Clorox Company, First Interstate Bancorp and Transamerica Corporation.

  Franklin A. Thomas
  President, The Ford Foundation,
  a nonprofit charitable foundation

     Mr. Thomas, 60, has been a director since 1977. He has been President of The Ford Foundation since 1979. Mr. Thomas was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation from its founding in 1967 until 1977. He is also a director of American Telephone & Telegraph Co., CBS Inc., Citicorp/Citibank, N.A., Cummins Engine Company, Inc. and Pepsico, Inc.

                             5


           Continuing directors--term expiring 1997

  Kenneth W. Dam
  Max Pam Professor of American and
  Foreign Law, University of Chicago
  Law School

  Mr. Dam, 62, has been a director since 1987.  He is Max
  Pam Professor of American and Foreign Law at the
  University of Chicago Law School. He served as President and Chief Executive Officer of the United Way of America in 1992, Vice President for Law and External Relations of International Business Machines Corporation from 1985 to 1992, Deputy Secretary of State from 1982 to 1985 and Provost of the University of Chicago from 1980 to 1982. He serves on the Advisory Board of BMW of North America and on a number of nonprofit boards, including the Council on Foreign Relations and the Brookings Institution.

  John P. Diesel
  Former President, Tenneco, Inc.,
  a diversified energy company

  Mr. Diesel, 68, has been a director since 1980. He had been a director of Tenneco since 1976 and its President since 1979. He retired from both positions at Tenneco at year-end 1988. Mr. Diesel is also a director of Brunswick Corporation.

  Judith M. Gueron
  President, Manpower Demonstration
  Research Corporation, a nonprofit
  research organization

  Dr. Gueron, 53, has been a director since 1988. She has been President of Manpower Demonstration Research Corporation (MDRC) since 1986. She was Executive Vice President for research and evaluation of MDRC from 1978 to 1986. Before joining MDRC, Dr. Gueron was director of special projects and studies and a consultant at the New York City Human Resources Administration.

  Paul H. O'Neill
  Chairman of the Board and Chief
  Executive Officer of Alcoa

  Mr. O'Neill, 59, has been a director since 1986. He was elected Chairman of the Board and Chief Executive Officer of Alcoa effective in June 1987. Before joining Alcoa, Mr. O'Neill had been an officer since 1977 and President and a director since 1985 of International Paper Company. He is also a director of General Motors Corporation, Gerald R. Ford Foundation, Manpower Demonstration Research Corporation and The RAND Corporation.

                             6


      Nominee to serve for a one-year term expiring 1996


  Sir Ronald Hampel
  Deputy Chairman and Chief Executive,
  Imperial Chemical Industries PLC,
  a chemicals manufacturer

  Sir Ronald, 62, has been a director since January 1995. He has served as Deputy Chairman and Chief Executive of Imperial Chemical Industries PLC since 1993 and as a director since 1985. He was chief operating officer of Imperial Chemical Industries from 1991 until 1993. Sir Ronald is designated to become Chairman on April 27, 1995 at the Imperial Chemical Industries meeting of shareholders. He is also a director of British Aerospace PLC and Commercial Union PLC.


           Continuing directors--term expiring 1996


  Joseph T. Gorman
  Chairman and Chief Executive
  Officer, TRW Inc., a global company
  serving the automotive, space and
  defense, and information systems
  markets

  Mr. Gorman, 57, became a director in 1991. He has been Chairman and Chief Executive Officer of TRW since December 1988. Mr. Gorman served as Chief Operating Officer of TRW from 1985 until 1988 and as President from 1985 until April 1991. He is also a director of TRW and The Procter & Gamble Company.

  John P. Mulroney
  President and Chief Operating
  Officer, Rohm and Haas Company,
  a specialty chemicals manufacturer

  Mr. Mulroney, 59, has been a director since 1987. He has been President and Chief Operating Officer of Rohm and Haas Company since March 1986. In 1982 he was elected a director and Group Vice President and Corporate Business Director of that corporation. Mr. Mulroney is also a director of Teradyne, Inc.

  Marina v.N. Whitman
  Professor of Business Administration and
  Public Policy, University of Michigan

  Ms. Whitman, 59, has been a director since March 1994. She is Professor of Business Administration and Public Policy, Graduate School of Business Administration and the Institute of Public Policy Studies at the University of Michigan. She was Vice President and Chief Economist of General Motors Corporation (GMC) from 1979 to 1985, and Vice President and Group Executive, Public Affairs and Marketing Staffs of GMC from 1985 to 1992. Ms. Whitman was a member of the President's Council of Economic Advisers from 1972 to 1973. Ms. Whitman is also a director of Browning-Ferris Industries, Inc., Chemical Banking Corporation, The Procter & Gamble Company and Unocal Corporation.

                             7

Meetings and committees of the Board

The Alcoa Board of Directors held six meetings during 1994. The Board has designated several standing committees, including the five described below. Attendance by directors at meetings of the Board and of committees on which they served averaged over 95%. All directors attended at least 75% of these meetings, except Joseph T. Gorman.

  The Audit Committee, composed of Directors Dam, Gueron, Shumway, Thomas (chairman) and Whitman, reviews the performance of the independent public accountants and makes recommendations to the Board concerning the selection of independent public accountants to audit the company's financial statements. This Committee also reviews the audit plans, audit results and findings of the internal auditors and the independent accountants, reviews the environmental audits conducted by the company's environmental staff and monitors compliance with Alcoa business conduct policies. The Audit Committee meets regularly with the company's management, Director - Internal Audit and independent public accountants to discuss the adequacy of internal accounting controls and the financial reporting process and with the company's management to discuss environmental matters. The independent accountants and the Director - Internal Audit have free access to the Audit Committee, without management's presence. This Committee held five meetings in 1994.

  The Compensation Committee, composed of Directors Dam, Diesel (chairman), Mulroney, Parbo and Thomas, determines the compensation of all Alcoa officers (including salary and bonus), authorizes or approves any contract for remuneration to be paid after termination of an officer's regular employment, and performs specified functions under company compensation plans. A subcommittee of the Compensation Committee administers the Long Term Stock Incentive Plan under which stock options are granted. The Compensation Committee reviews, but is not required to approve, the participation of officers in the company's other benefit programs for salaried employees. Three meetings were held in 1994.

  The Executive Committee, composed of Directors Diesel, O'Neill (chairman) and Thomas, has been granted the authority of the Board in the management of the company's business and affairs. It meets principally when specific action must be taken between Board meetings. This Committee met once in 1994.

  The Nominating Committee, composed of Directors Diesel, Gorman, Mulroney (chairman), Parbo and Thomas, reviews the performance of incumbent directors and the qualifications of nominees proposed for election to the Board and makes recommendations to the Board with regard to nominations for director. This Committee will consider proposed nominees whose names and information regarding education and experience are submitted in writing by shareholders to the secretary of the company. This Committee held one meeting in 1994.

  The Pension and Savings Plan Investment Committee, composed of Directors Gorman, Gueron, Shumway (chairman), Thomas and Whitman, reviews and makes recommendations to the Board concerning the investment management of the assets of Alcoa's retirement plans and principal savings plans. This Committee held three meetings in 1994.

Certain relationships and related transactions

Alcoa and its subsidiaries have transactions in the ordinary course of business with a large number of persons and entities, including corporations of which certain non employee directors (outside directors) are executive officers. Transactions with any of these corporations did not exceed 5% of Alcoa's or the other corporation's consolidated gross revenues for its last fiscal year. Alcoa does not consider these transactions to be material.

Directors' compensation

A director who is not an Alcoa employee receives an annual retainer fee and a meeting fee for each Board or committee meeting attended. The annual cash retainer fee is $33,000 for members of the Audit Committee and $30,000 for other non employee directors. The chairman of each Board committee also receives an additional annual fee of $2,000. The meeting fee is $1,000 for Board meetings and $600 for committee meetings.

  Each outside director receives 500 restricted shares of Alcoa common stock as an additional annual retainer. The shares carry full voting and dividend rights, but may not be sold or pledged by the director until after Board service ends.

  Directors may elect to defer receipt of some or all cash fees. Deferred accounts are credited with investment results comparable to those of the investment options under Alcoa's principal savings plan for salaried employees, as selected by the director. Changes among investment options are permitted once each month. Deferred accounts are unfunded and are paid out in cash after Board service ends.

  A fee continuation arrangement also is provided to outside directors. Benefits vest at 10% per year of service beginning with 50% for five years. Payments begin after the later of age 65 or discontinuance of service as a director and continue for life. The annual amount equals the vesting percentage multiplied by the minimum annual retainer (cash and common shares) in effect when Board service ends. However, if service ends after attaining age 70 with at least five years of service, 100% of the final retainer is paid.

                             8

Security ownership

The following table shows the beneficial ownership of Alcoa common stock as of January 31, 1995 for each director, nominee for director and the CEO and four other highest paid executive officers, and for all directors and executive officers as a group. The shares shown for the group represented less than 1% of the total shares outstanding. The first column shows shares which the executives had the right to acquire within 60 days through the exercise of employee options. The second column shows actual ownership, and includes shares in benefit plans or owned outright that are not presently transferable. All share numbers have been adjusted to reflect the two-for-one stock split of February 1995.


                           Exercisable      Shares
                            employee     beneficially
     Name                   options          owned
     ----                  -----------   ------------

  Kenneth W. Dam              --              2,200
  John P. Diesel              --              2,200
  Joseph T. Gorman            --              1,644
  Judith M. Gueron            --              2,272
  Sir Ronald Hampel           --                400
  John P. Mulroney            --              2,398
  Paul H. O'Neill           583,400          55,190
  Sir Arvi Parbo              --              2,926
  Henry B. Schacht            --              2,000
  Forrest N. Shumway          --              7,700
  Franklin A. Thomas          --              2,464
  Marina v.N. Whitman         --              1,400
  Alain J. P. Belda         104,090           7,152
  Richard L. Fischer         36,494          14,758
  Ronald R. Hoffman          16,976          21,010
  Jan H. M. Hommen            2,776          21,574

  Directors and executive
    officers as a group     987,790         233,644


  Wellington Management Company, 75 State Street, Boston, Massachusetts 02109, an investment adviser and parent holding company, reported to the Securities and Exchange Commission
(SEC) that it beneficially owned 15,537,178 shares, or approximately 8.8% of the company's common stock as of December 31, 1994. It reported shared power to dispose of all of these shares and shared voting power over 4,055,578 shares. The Wellington holdings included shares owned by various investment advisory clients.

  FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, a parent holding company, reported to the SEC that it and its affiliates (including Fidelity Management & Research Company, an investment adviser, and Edward C. Johnson 3rd, FMR's chairman and major stockholder) beneficially owned 11,263,428 shares, or approximately 6.3% of the company's common stock as of December 31, 1994. It reported sole power to dispose of all of these shares and sole voting power over 370,094 shares.

  Mellon Bank Corporation (MBC), One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, a bank holding company, reported to the SEC that it and its subsidiaries beneficially owned 9,274,876 shares, or approximately 5.2% of the company's common stock as of December 31, 1994. MBC stated in its report that it had sole power to vote 1,870,000 shares, shared power to vote 7,164,876 shares, sole power to dispose of 1,720,000 shares and shared power to dispose of 2,700,000 shares. MBC's holdings included shares held in the company's principal employee savings plans for which Mellon Bank, N.A. (a subsidiary of MBC) acts as trustee.


Compensation of executive officers

A summary of the compensation for the company's chief executive officer and for the four other executive officers who were the highest paid for the fiscal year ended December
31, 1994 for services to Alcoa and its subsidiaries is shown in the following table.

                              9


                  Summary Compensation Table

                                                                   Long Term
                                                                   Compensation
                                                                   -------------
                                    Annual Compensation               Awards
                                    -------------------            -------------
                                                                   Securities
Name and                                                           Underlying           All Other
Principal Position           Year   Salary ($) (1) (2)  Bonus ($)  Options (#)(3)  Compensation ($)(4)
------------------           ----   ------------------  ---------  --------------  -------------------
Paul H. O'Neill              1994       $700,200        $750,000       433,042           $159,012
Chairman of the Board and    1993        700,200         343,000       125,200            170,012
Chief Executive Officer      1992        627,000         575,000       287,896            184,810

Alain J. P. Belda  (5)       1994        413,500         260,000        54,754            113,010
Executive Vice President     1993        319,231         152,200        29,000             91,362

Richard L. Fischer           1994        350,400         180,000       197,242             65,024
Executive Vice President -   1993        350,400         112,000        87,980             70,024
Chairman's Counsel           1992        331,454         123,552        95,342             77,610

Ronald R. Hoffman            1994        350,400         180,000       196,810             69,024
Executive Vice President -   1993        350,400         112,000        74,046             74,024
Human Resources, Quality,    1992        331,454         123,552        85,794             83,610
and Communications

Jan H. M. Hommen             1994        310,800         180,000       118,106             56,648
Executive Vice President     1993        300,000         162,200        54,160             62,000
and Chief Financial Officer  1992        260,200         110,150        38,080             49,494

(1) The most highly compensated executive officers are those with the highest annual salary and bonus for the last completed fiscal year. In addition to base salary, the salary column in this table includes, when selected by the employee, an extra week's pay in lieu of vacation as permitted under the company's vacation plan for employees with 25 or more years of service. Also included for 1993 is vacation premium for Mr. Belda, paid pursuant to Brazilian law.

(2)   Mr. Belda's 1993 salary was paid by Alcoa Aluminio S.A.
in local Brazilian currency.

(3) The numbers of shares shown in this column have been adjusted to reflect the two-for-one split of Alcoa common stock that took place in February 1995. The annual stock option grant for each named officer in 1994 was only a small fraction of the total grants reported for 1994 (125,000 shares for Mr. O'Neill). All of the other option awards relate to previous years' options grants and the use of the continuation (reload) feature described in the next section.

(4) Company matching contributions to 401(k) and excess savings (defined contribution) plans for 1994 were as follows: Mr. O'Neill, $42,012; Mr. Belda, $21,510;
Mr. Fischer, $21,024; Mr. Hoffman, $21,024; and Mr. Hommen, $18,648. The present value costs of the company's portion of 1994 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were as follows: Mr. O'Neill, $117,000; Mr. Belda, $64,000; Mr. Fischer, $44,000; Mr. Hoffman, $48,000; and Mr. Hommen, $38,000. Also included for Mr. Belda in 1994 is an addi-tional one month's salary paid to employees who attain 25 years of service with the company.

(5) Mr. Belda became an executive officer in 1993. Pursuant to SEC rules, no information regarding his compensation for years prior to the year in which he became an executive officer is required to be set forth in this table.

                            10

Long term stock incentive plan

This plan provides long term incentives, based on Alcoa stock, to employees who may influence the long term performance of Alcoa and its subsidiaries. Key features of the plan include stock options and performance shares. New performance share awards were discontinued beginning in 1993. For additional information about the Plan, see pages 17 and 18.

  Stock options are granted annually, currently in the month of January. The option price generally may not be less than 100% of the fair market value of Alcoa stock on the grant date.

  In 1989, a "reload" or continuation feature was added to the plan for the purpose of encouraging early option exercise and increased share ownership by optionees. This feature permits the optionee to exercise a previously granted option and receive option appreciation as shares, together with a continuation option for a lesser number of shares and having a new option price at current market value. The option expiration date is the same as for the prior grant. The continuation option covers the previous number of option shares less the net "appreciation" shares received after any share withholding for taxes. One-half of the net appreciation shares are restricted against sale or pledge during the employee's Alcoa career. The reload feature has resulted in substantially increased share ownership by Alcoa executive officers and other optionees.

  The following table shows annual options granted by the Compensation Committee in 1994 to the named officers. It also shows continuation (reload) options resulting from the exercise in 1994 of options granted in prior years. The price of Alcoa stock must appreciate in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately. The potential gain from future stock appreciation for all Alcoa optionees (over 800 individuals) is less than 2% of the gain to all shareholders and optionees.

                            11


                             Option Grants in Last Fiscal Year

                               Individual Grants
----------------------------------------------------------------------------------
                                Number  of    % of Total                            Potential Realizable Value at
                                Securities     Options                              Assumed Annual Rates of Stock
                                Underlying     Granted to   Exercise                Price Appreciation for Option
                                Options        Employees    or Base       Expira-          Term (4)
                                                                                    -----------------------------
                                Granted        in Fiscal     Price        tion
Name              Type (1)      (#) (2)         Year         ($/Sh)(2)(3) Date(4)     0% ($)     5% ($)      10% ($)
----             ---------      --------       --------     ------------- -------     ------     ------      -------
Potential future Alcoa stock price/share (4) . . . . . . . . . . . . . . . . . . . .  $36.72     $59.81       $95.24

P. H. O'Neill     Annual        125,200          2.5%        $36.719      1/14/04     $    0   $2,548,508   $6,284,188
                  Continuation  117,852          2.3          38.968*     1/15/03          0    2,205,948    5,289,484
                  Continuation   58,964          1.2          38.987*     1/20/02          0      945,338    2,206,630
                  Continuation   31,220          0.6          39.602*     1/23/01          0      425,343      966,500
                  Continuation   32,812          0.7          39.674*     1/22/00          0      364,530      806,775
                  Continuation   31,966          0.6          39.761*      5/4/99           0      299,750      651,161
                  Continuation   35,028          0.7          39.747*     7/21/98          0      264,098      562,431

A. J. P. Belda    Annual         29,000          0.6          36.719      1/14/04          0      590,309    1,455,603
                  Continuation    8,172          0.2          38.875*     1/23/01          0      109,292      248,342
                  Continuation    8,976          0.2          38.523*     1/22/00          0       96,827      214,297
                  Continuation    8,606          0.2          38.625       5/4/99           0       78,394      170,299

R. L. Fischer     Annual         36,400          0.7          36.719      1/14/04          0       740,940    1,827,032
                  Continuation   34,998          0.7          37.550*     1/15/03          0       631,253    1,513,636
                  Continuation   30,152          0.6          40.632*     1/15/03          0       588,484    1,411,083
                  Continuation    3,398          0.1          41.656      1/15/03          0        67,991      163,031
                  Continuation   13,466          0.3          40.867*     1/20/02          0       226,304      528,244
                  Continuation    8,846          0.2          42.063      1/20/02          0       153,013      357,166
                  Continuation    4,082          0.1          38.438      1/23/01          0        53,979      122,655
                  Continuation    6,676          0.1          39.765*     1/23/01          0        91,329      207,524
                  Continuation    8,054          0.2          42.747*     1/23/01          0       118,442      269,134
                  Continuation   11,794          0.2          39.711*     1/22/00          0       131,149      290,259
                  Continuation   11,366          0.2          42.484*     1/22/00          0       135,216      299,259
                  Continuation    2,114          0.0          38.438       5/4/99          0        19,164       41,630
                  Continuation    5,478          0.1          42.137*      5/4/99          0        54,438      118,257
                  Continuation    5,566          0.1          43.375       5/4/99          0        56,937      123,687
                  Continuation      200          0.0          38.438      7/21/98          0         1,458        3,106
                  Continuation    9,716          0.2          41.390*     7/21/98          0        76,283      162,455
                  Continuation      190          0.0          42.813      7/21/98          0         1,543        3,286
                  Continuation    2,862          0.1          40.642*      7/9/97          0        15,282       31,719
                  Continuation    1,884          0.0          41.656       7/9/97          0        10,311       21,401

                            12

R. R. Hoffman     Annual         36,400          0.7          36.719       1/14/04         0       740,940    1,827,032
                  Continuation   23,910          0.5          38.246*      1/15/03         0       439,254    1,053,256
                  Continuation   10,440          0.2          39.698*      1/15/03         0       199,076      477,351
                  Continuation   22,864          0.5          41.525*      1/15/03         0       456,050    1,093,529
                  Continuation   10,012          0.2          42.883*      1/15/03         0       206,232      494,509
                  Continuation   16,580          0.3          41.040*      1/20/02         0       279,816      653,153
                  Continuation   10,206          0.2          40.335*      1/23/01         0       141,621      321,802
                  Continuation    6,118          0.1          42.618*      1/23/01         0        89,700      203,824
                  Continuation    6,282          0.1          39.313       1/22/00         0        69,156      153,055
                  Continuation   11,190          0.2          43.532*      1/22/00         0       136,406      301,893
                  Continuation   10,884          0.2          43.074*       5/4/99         0       110,565      240,185
                  Continuation    5,768          0.1          39.577*      7/21/98         0        43,303       92,218
                  Continuation    9,646          0.2          43.351*      7/21/98         0        79,322      168,926
                  Continuation    5,278          0.1          39.750*       7/9/97         0        27,564       57,211
                  Continuation    6,794          0.1          41.841*       7/9/97         0        37,347       77,518
                  Continuation    4,438          0.1          43.063        7/9/97         0        25,109       52,115

J. H. M. Hommen   Annual         29,000          0.6          36.719       1/14/04         0       590,309    1,455,603
                  Continuation   27,950          0.6          37.273*      1/15/03         0       500,411    1,199,898
                  Continuation    4,080          0.1          39.954*      1/15/03         0        78,302      187,754
                  Continuation   22,386          0.4          41.477*      1/15/03         0       445,999    1,069,429
                  Continuation   10,470          0.2          41.672*      1/20/02         0       179,420      418,807
                  Continuation    3,920          0.1          39.631*      1/23/01         0        53,445      121,443
                  Continuation    1,582          0.0          41.250       1/23/01         0        22,450       51,013
                  Continuation    5,328          0.1          40.827*      1/22/00         0        60,912      134,811
                  Continuation      350          0.0          41.438       1/22/00         0         4,061        8,988
                  Continuation    4,232          0.1          41.498*       5/4/99         0        41,418       89,974
                  Continuation    3,400          0.1          40.068*      7/21/98         0        25,842       55,033
                  Continuation      526          0.0          41.507*      7/21/98         0         4,141        8,820
                  Continuation    4,882          0.1          40.209*       7/9/97         0        25,790       53,530

(1) Annual options become exercisable one year after grant, and continuation options become exercisable after six months. For all options, optionees may use shares they own to pay the exercise price and may have shares withheld for taxes.

(2) The numbers of shares shown and exercise prices have been adjusted to reflect the February 1995 two-for-one split of Alcoa common stock.

(3)        Data on continuation options reflect
consolidation of certain individual grants into groupings
(marked by an *) based on common expiration date and a spread of grant prices not exceeding 3% of the lowest price for that option grouping. Individual continuation grants totaled 16 for Mr. O'Neill; 5 for Mr. Belda; 40 for
Mr. Fischer; 43 for Mr. Hoffman; and 34 for Mr. Hommen.

(4) The dollar amounts in the last two columns are the result of calculations at the 5% and 10% compound annual rates set by the SEC and are not intended to forecast future appreciation of Alcoa's stock. The potential future Alcoa stock prices per share are keyed to the 1994 annual grant. The company did not use an alternative formula for valuation at grant because it is not aware of any formula which will determine with reasonable accuracy a present value based on unknown future factors. The potential realizable values shown in the table represent future opportunity and have not been reduced to present value in 1994 dollars. In the opinion of the Compensation Committee, inclusion of full potential values for continuation options, as required by the SEC, greatly overstates the value this feature adds to Alcoa's stock option program.

                             13


             Aggregated Option Exercises in Last Fiscal Year
                       and FY-End Option Values

                                              Number of Securi-
                                              ties Underlying
                                              Unexercised            Value of Unexercised
                 Shares                       Options at Fis-        In-the-Money Options
                 Acquired on      Value       cal Year-end (#)(1)    at Fiscal Year-End ($)
                                              -------------------    ----------------------
                 Exercise         Realized    Exer-       Unexer-    Exer-          Unexer-
Name             (#) (1) (2)      ($) (3)     cisable     cisable    cisable        cisable
----             -----------      --------    -------     -------    -------        -------
P. H. O'Neill    326,992         $1,436,508   458,200     125,200  $4,623,667      $825,538
A. J. P. Belda    42,368            644,278    75,090      29,000     746,449       191,219
R. L. Fischer    168,000            543,724     1,674     140,210      71,668       430,708
R. R. Hoffman    168,596            612,534         0     139,604           0       354,961
J. H. M. Hommen  102,476            655,555         0      90,156           0       329,588

(1) Share numbers have been adjusted to reflect the two-for-one split of Alcoa common stock that occurred in February 1995.

(2) The net number of shares issued to these five officers was 60,492. The table shows the gross shares underlying option exercises, as required by SEC rules.
However, most of the shares were not issued, since in essentially all exercises by these officers, shares were used to pay the exercise price and shares were withheld for taxes.

(3) Values were realized in shares and most of these shares (all for Mr. O'Neill) still are owned by the officers.


Retirement plans

The company's retirement plans cover a majority of its salaried employees on a non-contributory basis. The plans, which include both tax-qualified plans and non tax-qualified excess plans, provide the following annual benefits at executive remunerations levels.

                               Pension Plan Table

                                    Years of Service
                      ------------------------------------------------

Remuneration        15        20         25        30         35         40
-------------       --        --         --        --         --         --
$   100,000    $  21,210  $  28,280  $  35,350  $ 42,420  $  49,850  $  58,000
    150,000       31,730     42,310     52,880    63,460     74,040     84,610
    300,000       57,450     76,600     95,750   114,900    129,650    145,120
    500,000       94,940    126,580    158,230   189,870    214,180    239,200
    700,000      131,910    175,880    219,850   263,820    297,550    332,000
    900,000      167,480    223,310    279,140   334,970    377,760    421,280
  1,100,000      203,820    271,760    339,700   407,640    459,700    512,480
  1,300,000      239,650    319,530    399,410   479,300    540,490    602,400
  1,500,000      274,970    366,620    458,280   549,930    620,130    691,040

  The amount of pension is based upon the employee's average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and 50% of annual cash bonus. Data shown in the table reflect salary at target plus bonus at target. Payments are made as a straight life annuity, reduced by 5% where a surviving spouse pension is taken. The table shows benefits at age 65, before applicable reductions including the offset which recognizes a portion of the company's cost for social security benefits. At March 1, 1995, pension service was as follows: Mr. Belda, 26 years; Mr. Fischer, 29 years; Mr. Hoffman, 40 years; Mr. Hommen, 24 years; and Mr. O'Neill, 18 years, reflecting an employment contract which provides somewhat more than double credits for his years with the company, with the resulting pension offset by pension payments from his previous employer.


Shareholder return

The following graph illustrates the performance of Alcoa common stock over a five-year period compared to the performance of the S & P 500 Index and a peer group index, all with dividends reinvested in additional shares on the dates paid. The peer group index (market capitalization weighted) consists of Alcan Aluminium Limited and Reynolds Metals Company. The peer group index is being used rather than the S & P Aluminum Industry Index, which includes Alcoa as well as Alcan and Reynolds, because Alcoa's heavy market capitalization weighting would distort a comparison to the full index.


       Comparison of five-year cumulative total return *


Measurement Period         Alcoa         S&P 500 Index     Peer Group Index
(Fiscal Year Covered)
Measurement Pt 12/31/89   $100.00         $100.00             $100.00

FYE 12/31/90               $80.72          $96.89              $97.51
FYE 12/31/91               $92.62         $126.42             $101.07
FYE 12/31/92              $105.42         $136.05              $95.23
FYE 12/31/93              $104.45         $149.76             $100.29
FYE 12/31/94              $133.08         $151.74             $125.11

* Assumes the investment of $100 on December 31, 1989 and the reinvestment of all dividends.

                            14


Compensation Committee report on executive compensation

The company's Compensation Committee is composed solely of independent, non employee directors.

  The company's compensation policy, as developed by the Committee, is to provide compensation and benefit programs from a total compensation perspective which enables Alcoa to hire, retain and motivate high-performing employees worldwide. Total compensation includes salary, annual cash incentives, long term incentives and employee benefits. Guiding principles include pay for individual and group performance, competitive total compensation compared to leading industrial companies and, particularly for executives, total compensation which is highly leveraged based on business performance -- both financial and non-financial.

  The company engages executive compensation consulting firms to provide comparative market compensation data and to assist in analysis and interpretation of comparative practices. The comparison groups surveyed for both total cash compensation and long term incentives include a cross section of over 20 leading manufacturing companies -- a select sample of well-managed companies with whom Alcoa competes for talent. These companies are among the largest and most highly regarded corporations in a broad range of industries and serve as a proxy for the market at large. Similar approaches are used to compare position size within these companies, which facilitates compensation comparisons.

  Since 1987 the Committee has shifted executive compensation away from higher fixed salaries and toward more at-risk short term and long term performance-based incentives. Stock-based incentives are an important element, helping to assure that executives are focused on increasing shareholder value.

  Cash Compensation -- Targets for annual cash compensation (salary and cash incentives) are set slightly above the median for the comparison group of high-performing industrial companies. Payouts at target provide competitive levels of total cash compensation when predetermined performance measures of excellence are achieved. For senior management, the Committee has moved to more leverage based on performance, with the base salary structure slightly below the median and annual cash incentive targets above the median for the comparison group.

  Annual cash incentive payouts for executive officers are based one-half on an approved corporate financial performance standard which is consolidated return on equity (ROE) and one-half on the achievement of business plan goals for the year. These may be financial goals and/or non-financial measurements. Examples of such goals include electrical efficiency per pound of aluminum produced, reduced cycle time, inventory reduction, product quality improvements and safety performance. The Committee believes that if the company focuses on achieving excellence in those areas within its control as measured by the proper non-financial indicators, long term growth in shareholder value will result. Target awards, established as a percentage of base salary, vary by position level. Adjustments to target awards and special award flexibility may be made by the Committee in its discretion to reflect individual performance. To provide further congruency throughout the company, cash incentive programs were revised in 1992 so that similar performance measures apply both to executives and, under the performance pay plan, to most other U.S. employees. The measures for employees in business units for the portion of their awards based on business plan goals are the goals of their individual business unit. For most executive officers, the aggregate performance against these goals for all business units is the measure that determines the payout for this half of their annual cash incentive target. The maximum payout before adjustment for individual performance is 200% of target on the business unit portion, while the corporate portion is uncapped.

  Long Term Incentives -- Long term incentives are stock-based, consistent with the Committee's goal of encouraging stock ownership and closely aligning management's interests with those of shareholders.

  Annual long term awards are granted in the form of stock options. They are designed to provide a competitive award opportunity versus the comparison group of leading industrial companies; stock performance then determines the amount earned. The Committee has established guidelines on the target number of shares to be covered by annual option grants for executive officer and other management positions. The guidelines reflect the Committee's assessment of levels of responsibility of the company's manager and officer positions as well as the relationship to the size of prior grants and comparative award data. Individual annual grants are ordinarily made at the guideline amount. From 1988 through 1992, one-half of the award for senior managers was granted as performance shares instead of stock options.

  New performance share awards were discontinued beginning in January 1993, and target stock option awards for most executive officer positions were increased. This change was instituted because the Committee believes that stock options are a preferable means for the company to deliver long term incentive opportunity to key employees. Performance share award goals, based on attainment of internal financial measures, do not directly track increased market value of Alcoa stock. Stock options, on the other hand, more closely align the interests of management and shareholders.

  The continuation (reload) feature of the stock option program was added in 1989 to provide further incentive for increased stock ownership, not only for senior management

                            15

but for about 800 other optionees. This feature encourages early exercise of options and retention of the Alcoa shares. To obtain continuation options, employees must already own shares which are used to pay the exercise price. Further, one-half of the "appreciation" shares received upon exercise, after any share withholding for taxes, are restricted against sale or pledge during the employee's Alcoa career. These shares may be used for further option exercises. Share ownership by optionees, including executive officers, has increased significantly in the last three years through use of the reload feature.

  Report on 1994 compensation of executive officers including the named officers --Salary and annual incentive dollar targets were increased from 1993, reflecting comparable increases in the comparison survey data. Cash payouts for executive officers under the annual incentive plan based on 1994 performance averaged about 86% of target awards. Business unit performance against the respective goals, which represents one-half of the award opportunity for most executive officers, was well above target. Worldwide ROE performance did not achieve the threshold so there was no payout for any employee on the 50% portion which is based on overall corporate performance.

  Stock option awards are granted annually. The Committee has established guideline option awards by job grade based on competitive data. The January 1994 stock option grants for executive officers were made, in accordance with the established guidelines, at the full levels for these positions.

  A large number of optionees exercised stock options in 1994. Most of the exercises by executive officers involved the grant of continuation options. Consistent with the intent of this feature, the exercises resulted in a large percentage increase in Alcoa share ownership by executive officers.

  There were no performance share payouts in January 1995
from prior years' awards since ROE performance over the 1989 through 1994 measurement period was below the minimum threshold of 10% required for payout.

  Report on 1994 CEO Compensation--The chief executive officer's compensation is established based on the philosophy and policies enunciated above for all executive officers. This includes cash compensation (base salary and annual cash incentive payouts) and long term incentives (stock option awards). The Compensation Committee meets annually without the CEO and evaluates his performance in relation to financial and non-financial goals previously established. A consensus is reached and commensurate compensation adjustments are made. This process is reported in full to the entire Board for their consideration and concurrence. This meeting is an executive session of non-employee directors only.

  More specifically, Mr. O'Neill's base salary in 1994 was the same as in 1993. By design, Mr. O'Neill's salary remains below the median for the comparison group.

  In January 1995, Mr. O'Neill was awarded a bonus of $750,000, which was 107% of his target incentive award for 1994. The bonus amount was based in part on aggregate business unit results compared with plan goals, and in part in recognition by the Committee of Mr. O'Neill's outstanding leadership during 1994.

  Mr. O'Neill's 1994 annual stock option award grant was made at the established guideline number of shares for his position.

  Summary--The Committee believes the company's compensation programs help to maintain the company's leadership position among global industrial companies.

Compensation Committee
    John P. Diesel, Chairman
    Kenneth W. Dam
    John P. Mulroney
    Sir Arvi Parbo
    Franklin A. Thomas

                            16

Alcoa Board proposal to approve amendments to the Long Term
Stock Incentive Plan

The Long Term Stock Incentive Plan (formerly the Employees' Stock Option Plan) has been in effect since 1965, and was last approved by shareholders in 1992. The Plan is designed to provide long term incentives based on Alcoa common stock to key employees who may contribute to the company's continued growth and profitability. These incentives encourage participating employees to manage the company's business to promote its long term growth and success, as measured by Alcoa's stock price, and thus create an identity of interest with Alcoa's shareholders.

  In January 1995, subject to shareholder approval, Alcoa's Board of Directors adopted amendments to the Plan. The principal amendment is to provide additional shares for the ongoing operation of the Plan. Other changes: establish a limit on the number of shares for which options may be granted to any individual (see "Limitation on Awards" below), and clarify one of the defined terms ("fair market value") in the Plan (see "Option Price" below).

  In order to increase the incentive effect of the Plan and to remain competitive in the marketplace for managerial talent, the Compensation Committee of the Board has increased the size of awards made to eligible employees over the past several years. In addition, optionees have been encouraged to exercise their options and acquire Alcoa common stock through the use of the reload feature of the Plan (see "Reload Options" below). As a result, the number of shares used for purposes of the Plan has accelerated, and shares available for future grants under the Plan at January 1, 1995 were less than the number required for a full year's operation of the Plan. Therefore, the Board adopted, and recommends that shareholders approve, amendments to the Plan which authorize the issuance of an additional 8.8 million shares under the Plan (approximately 4.9% of all shares currently outstanding) and make the two other changes to the Plan referred to above.

  The major features of the Plan, as amended, are summarized below. All share numbers and exercise prices in this section have been adjusted to reflect the February 1995 two-for-one split of the company's common stock.

Purpose--The purposes of the Plan are to motivate key employees, to permit them to share in Alcoa's long term growth and financial success by giving them an increased incentive to promote its well-being, and to link the interest of key employees to the long term interests of Alcoa's shareholders.

Administration--The Plan is administered by a committee of directors appointed by Alcoa's Board. Committee members must not have been eligible to participate in the Plan for at least twelve months. The committee selects employees who are eligible to be granted awards under the Plan. The Plan permits the committee to delegate certain authority to senior officers in limited instances.

Term--The Plan has no fixed expiration date; however, no new awards may be granted under the Plan after January 1, 2002.

Types of Awards--Awards under the Plan may be in the form of stock options or performance shares. Since January 1993, only stock option awards have been granted under the Plan. Stock option awards entitle an optionee to purchase shares of the company's common stock at a fixed price during the option term.

Participation--Participation in the Plan is limited to employees who play a key role in the management, operation, growth or protection of a part or all of the business of the company and who are selected from time to time by the committee. Approximately 860 current and former employees hold stock options.

1995 Awards--In January 1995, the committee awarded stock options to 694 employees. If shareholders do not approve the amendments to the Plan, those options will be null and void. The January 1995 options covered 2,934,000 shares at an exercise price of $44.438 per share. Awards to the named executive officers were as follows: Mr. O'Neill, 159,400 shares; Mr. Belda, 65,000 shares; Mr. Fischer, 52,800 shares; Mr. Hoffman, 52,800 shares; Mr. Hommen, 41,800 shares; and all executive officers as a group (13 individuals), 634,000 shares.

Limitation on Awards--The Plan was amended in 1995 to provide a limit of one million shares that may be granted as stock options in a calendar year to any individual optionee.

Option Price--The option price is determined under a formula set by the committee. This price cannot be less than 100% of the fair market value of Alcoa stock on the grant date, except for earnout options delivered upon earning of performance shares. The Plan also permits the committee to use 100% of an average market value, as determined by the committee, over a period of up to 10 business days instead of the value on the grant date. The committee has authorized the pricing of new reload options using the alternate method in certain situations to facilitate administration of the Plan. No material increase or decrease in benefit to optionees is intended or expected by this action.

Duration of Options--The option period is limited to 10 years except for earnout options. If the optionee dies during employment or retires, existing options must be exercised within five years. Shorter periods, generally three months, apply following most other terminations of employment. The Plan authorizes the committee to establish other rules regarding the treatment of options upon termination of employment by reason of death, disability, retirement or other approved reason. The committee may shorten the period of any option if the optionee takes any action which is

                            17

not in Alcoa's best interests. Options are nontransferable except upon death.

Exercise--The option price must be paid in full upon exercise.
The optionee may pay the price in cash, by surrendering shares of Alcoa common stock whose value equals the option price, or by a combination of cash and shares.

Reload Options--Reload options are designed to increase ownership of Alcoa shares by encouraging early exercise of options and retention of the shares. An employee exercising an option using already-owned shares to pay the exercise price may elect reload treatment if the spread is at least $2.50 per share. With this election a new reload option is granted at the market price at the time of exercise and with the same expiration date as the option being exercised. The reload option covers the number of shares exercised less the net number of "profit" shares delivered to the optionee after withholding for taxes. Half of the profit shares are restricted--they are not transferable for the optionee's remaining career with Alcoa. A reload stock option may not be exercised for six months. Reloads are not available for earnout options.

Employment Obligation--The optionee must agree to remain in employment for at least one year, or until retirement at least six months after the granting of the option. An option is not exercisable unless this obligation is met. This obligation does not apply to reload options or earnout options.

Performance Shares/Earnout Options--The Plan provides for awards of performance shares; however, the granting of new performance share awards was discontinued in January 1993. The committee has no current plans to offer performance share awards in the future.

  Performance shares were notional shares of Alcoa common stock. They were contingently granted and were earned at the end of a performance cycle only if and to the extent that Alcoa and its subsidiaries achieved certain performance goals established by the committee. The committee determined the actual number of performance shares, from 0% to 200% of the number contingently awarded, which had been earned based on corporate performance against goals.

  Performance share awards, to the extent earned at the end of a performance cycle, were distributed in the form of options for Alcoa stock with an option price of $1 per share (earnout options) and an aggregate discount from fair market value of the stock equal to the value of the earned performance shares. Earnout options are immediately exercisable and generally expire five years after retirement. Cash dividend equivalents are paid on these earnout options, which have no reload feature.

Plan Amendments--The Board may amend, modify, suspend or terminate the Plan but no such action (1) shall impair, without the optionee's consent, any outstanding option or
(2) shall be taken without shareholder approval under certain circumstances. Shareholder approval is required under the Plan for any such action that would materially increase the benefits accruing to participants, materially increase the maximum number of shares which may be issued under the Plan, or materially modify the Plan's eligibility requirements.

Shares Available--On January 1, 1995, there were 9,659,040 shares of Alcoa common stock reserved for issuance under the Plan. Options granted in 1994 and in prior years covered 7,900,090 of those shares. Thus, 1,758,950 shares were then available for the future granting of stock option awards. In addition, except as otherwise specified by the committee, shares used upon option exercise to pay withholding taxes and/or shares delivered in payment of the option exercise price also will be available for issuance under the Plan. Future grants under the Plan also may cover shares which cease to be covered by awards by reason of total or partial expiration, termination or voluntary surrender of an option or failure to earn an award. The Plan also provides for adjustment of awards and the share reserve in the event of stock splits and other changes in stock.

  The amendments add 8.8 million shares to the shares of company common stock that may be issued under the Plan. This is approximately 4.9% of the outstanding shares of company stock.

Recent Share Price--On March 7, 1995 (the record date for the annual meeting), the closing market price for Alcoa common stock was $37.25 per share.

Tax Consequences--Upon exercise of a stock option, the company is entitled to a tax deduction and the optionee realizes ordinary income. The amount of such deduction and income is equal to the difference between the option price and the fair market value of the shares on the date of exercise. The committee may permit the use of Alcoa shares to pay withholding taxes.

Requirement for approval

For the amendments to the Plan to be approved, a majority of the votes cast by shareholders must be voted for approval.

  The Alcoa Board of Directors recommends that the shareholders vote FOR approval of the amendments to the company's Long Term Stock Incentive Plan (item no. 2 on the proxy card).

                            18


Shareholder proposal

Ms. Frances Phillips of 822 Wilfred Avenue, Dayton, Ohio
45410, custodian for 40 shares of Alcoa common stock held by Bridget Phillips, has written that she intends to introduce the following resolution at the meeting:

   Whereas, the Company is dependent on people as employees and as customers to conduct business.

   Whereas, the decreased availability of workers may have an inflationary impact and affect the Company's competitiveness.

   Whereas, the decreased number of potential customers may further impact the Company's profitability.

   Whereas, the performance of abortion ends the life of potential employees and customers.

   Whereas, employee morale and shareholder value may be negatively affected by charitable contributions to abortion performing organizations.

   Therefore, it is recommended that this corporation refrain from giving charitable contributions to organizations that perform abortion.

Statement of the Board in response to the proposal

The Alcoa Board of Directors recommends a vote AGAINST this proposal.

     This proposal is directed to the issue of abortion, which is totally unrelated to the business of the company. Given the diversity of views and beliefs on this controversial topic, the Board believes that it would be inappropriate for the company to take or appear to take a position on the abortion issue or endorse any organization's position on this matter.

     As a matter of policy, the company does not contribute to any single-issue organization whose purpose is to advocate for or against abortion. The programs of broader-based organizations are and will continue to be evaluated on a case by case basis.

Requirement for approval

  For this proposal to be approved, a majority of the votes cast by shareholders must be voted for approval.

     The Board believes that the action being requested by this shareholder proposal is inappropriate. Thus, the Board recommends that shareholders vote AGAINST approval of this proposal (item no. 3 on the proxy card).


Other information

Relationship with independent public accountants

Coopers & Lybrand L. L. P. (Coopers & Lybrand) has been the independent public accounting firm auditing the financial statements of Alcoa and most of its subsidiaries since 1950. In accordance with standing policy, the Coopers & Lybrand personnel who work on the audit are changed periodically.

  In connection with the audit function, Coopers & Lybrand in 1994 also reviewed the company's periodic filings with the Securities and Exchange Commission, prepared or reviewed special financial or audit reports to lenders and others, including governmental agencies, and examined the effects of various technical accounting issues. Coopers & Lybrand also conducted audits and reviews in connection with several acquisitions made by the company.

  In addition, Coopers & Lybrand provides other professional services to the company and its subsidiaries. A substantial portion of these other services involves assistance in tax planning and preparation of tax returns for expatriate employees, executives and various foreign locations, and consultation on accounting and information systems.

  The Audit Committee of Alcoa's Board reviews summaries of the actual services, both audit and non-audit, rendered by Coopers & Lybrand and the related fees.

  Upon recommendation of the Audit Committee, the Board has reappointed Coopers & Lybrand to audit the 1995 financial statements. As in past years, representatives of Coopers & Lybrand will be present at the annual meeting of shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

1996 meeting--shareholder proposals

Alcoa's 1996 annual meeting of shareholders will be on May 10, 1996. To enable the Board to adequately analyze and respond to shareholder proposals, any shareholder proposal to be presented at that meeting must be received by the secretary of the company by November 14, 1995 in order to be timely received for inclusion in Alcoa's proxy statement for that meeting.

Other matters

The Board of Directors does not know of any other matters that are to be presented for action at the May 12, 1995 meeting. Should any other matter come before the meeting, the accompanying proxy will be voted with respect to the matter in accordance with the best judgment of the persons voting the proxy.


Barbara S. Jeremiah
Secretary

                            19


Alcoa
425 Sixth Avenue
Pittsburgh, Pennsylvania  15219-1850
Printed in U.S.A. 9503
Form A07-15647

                            20


                    Graphics Appendix List


Page Where
Graphic Appears    Description of Graphic or Cross-Reference

page 5             Photograph of Sir Arvi Parbo, Nominee for
                   Director
page 5             Photograph of Henry B. Schacht, Nominee
                   for Director
page 5 Photograph of Forrest N. Shumway, Nominee for Director
page 5 Photograph of Franklin A. Thomas, Nominee for Director
page 6             Photograph of Kenneth W. Dam, Continuing
                   Director
page 6             Photograph of John P. Diesel, Continuing
                   Director
page 6             Photograph of Judith M. Gueron,
                   Continuning Director
page 6             Photograph of Paul H. O'Neill, Continuing
                   Director
page 7 Photograph of Sir Ronald Hampel, Nominee for Director
page 7             Photograph of Joseph T. Gorman, Continuing
                   Director
page 7             Photograph of John P. Mulroney, Continuing
                   Director
page 7             Photograph of Marina v.N. Whitman,
                   Continuing Director
page 14 Comparison of five-year cumulative total return


To Fellow Alcoa Shareholders:

Here is your 1995 Alcoa proxy card. Please read both sides of the card, and mark, sign and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the annual meeting of shareholders on Friday, May 12, at 9:30 a.m. in the Allegheny Ballroom of the Vista International Hotel in Pittsburgh, Pennsylvania.

If you plan to attend the meeting, please check the
appropriate box on the proxy card.   Then detach and retain
the admission ticket which is required for admission to the meeting.

Thank you in advance for voting.



Barbara S. Jeremiah
Secretary

Your continuing interest in Alcoa is appreciated and there is space on the proxy card to the right for your comments.
Shareholder comments about any aspect of company business are welcome. Although such notes are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.


Aluminum Company of America
425 Sixth Avenue, Alcoa Building
Pittsburgh, PA  15219-1850

The undersigned shareholder hereby authorizes Howard W.
Burdett, Earnest J. Edwards and William J. O'Rourke, or any one or more of them, with power of substitution to each, to represent the undersigned at the annual meeting of shareholders of Aluminum Company of America scheduled for Friday, May 12, 1995, and any adjournment of the meeting, and to vote the shares of stock which the undersigned would be entitled to vote if attending the meeting, upon the matters referred to on the reverse side of this card and in accordance with the best judgment of such persons upon other matters as may properly come before the meeting or any adjournment of the meeting.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock
Purchase Plan and in Alcoa's employee savings plan.

THIS PROXY IS SOLICITED ON BEHALF OF THE ALCOA BOARD OF
DIRECTORS.

Please mark, sign, date and return this proxy, using the enclosed envelope.
                           (continued on the other side)

Comments:
         ------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------

(continued from the other side)

This proxy will be voted as directed below. Where you do not give voting instructions, this proxy will be voted for the nominees listed, for Proposal 2 and against Proposal 3.

1.  Election of Directors
     Nominees to serve a three-year term:

     Sir Arvi Parbo      Forrest N. Shumway
     Henry B. Schacht    Franklin A. Thomas

    Nominee to serve a one-year term:

    Sir Ronald Hampel

/ / VOTE FOR all nominees listed above, except vote withheld from the following nominee(s), if any:

---------------------
---------------------

/  / VOTE WITHHELD from all nominees

2.  Approve amendments to the Long Term Stock Incentive
Plan

/  / VOTE FOR      /  / VOTE AGAINST      /  / ABSTAIN

3.  Shareholder proposal regarding certain charitable donations
     (Alcoa's Board recommends a VOTE AGAINST this proposal)

/  / VOTE FOR      /  / VOTE AGAINST      /  / ABSTAIN

/ / I plan to attend the May 12, 1995 annual meeting in Pittsburgh.

The signature(s) to the right should correspond to the name(s) printed on this card. Each joint owner should sign.
Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.


Signature(s) of shareholder

Dated                          , 1995.

                                                   APPENDIX


                LONG TERM STOCK INCENTIVE PLAN

                              OF

                  ALUMINUM COMPANY OF AMERICA
                   (Revised January 1, 1992)




                           ARTICLE I
                          DEFINITIONS

The following words as used herein shall have the following meanings unless the context otherwise requires.

PLAN means the Long Term Stock Incentive Plan of Aluminum
Company of America, as amended from time to time, which is a continuation of the Employees' Stock Option Plan.

COMPANY means Aluminum Company of America.

SUBSIDIARY means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such other corporation, and any corporation, partnership, joint venture or other business entity as to which the company possesses a direct or indirect ownership interest where either (a) such interest equals 50% or more or (b) the Company directly or indirectly has power to exercise management control.

BOARD means the Board of Directors of the Company and includes any duly authorized Committee when acting in lieu thereof.

EMPLOYEE means any employee of the Company or a Subsidiary.

AWARD means any stock option or performance share award granted or delivered under the Plan.

PARTICIPANT means any person who has been granted an Award under the Plan.

OPTIONEE means any person who has been granted a stock option under the Plan.

COMMITTEE means the Committee established under Section 1 of
Article V to administer the Plan.

COMPANY STOCK means common stock of the Company and such other stock and securities, described in Section 2 of Article
IV, as shall be substituted therefor.

FAIR MARKET VALUE means, with respect to Company Stock, the mean of the high and low sales prices of such stock (1) as reported on the composite tape (or other appropriate reporting vehicle as determined by the Committee) for a specified date or, if no such report of such prices shall be available for such date, as reported for the New York Stock Exchange for such date or (2) if the New York Stock Exchange is closed on such date, the mean of the high and low sales prices of such stock as reported in accordance with (1) above for the next preceding day on which such stock was traded on the New York Stock Exchange.

OPTION PERIOD means the period of time provided pursuant to
Section 4 of Article III or Section 5 of Article VI within which a stock option may be exercised, without regard to the limitations on exercise imposed pursuant to Section 5 of
Article III.

PERFORMANCE SHARE means a phantom share, equivalent to one share of Company Stock, contingently awarded under
Article VI.


                          ARTICLE II
                         PARTICIPATION

SECTION 1. Purpose. The purposes of the Plan are to motivate key employees, to permit them to share in the long-term growth and financial success of the Company and its Subsidiaries while giving them an increased incentive to promote the well-being of those companies, and to link the interests of key employees to the long-term interests of the Company's shareholders.

SECTION 2. Eligibility. Employees who, in the sole opinion of the Committee, play a key role in the management, operation, growth or protection of some part or all of the business of the Company and its Subsidiaries (including officers and employees who are members of the Board), shall be eligible to be granted Awards under the Plan. The Committee shall select from time to time the Employees to whom Awards shall be granted. No Employee shall have any right whatsoever to receive any Award unless selected therefor by the Committee.

SECTION 3. Limitation on Optioned Shares. In no event may any stock option be granted to any Employee who owns stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Company.

SECTION 4. No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person and/or take any personnel action affecting such person without regard to the effect which such action might have upon such person as a Participant or prospective Participant.


                          ARTICLE III
                       TERMS OF OPTIONS

SECTION 1. General. The Committee from time to time shall select the Employees to whom stock options shall be granted, the type of stock options and the number of shares of Company Stock to be included in each such option. Each option granted under the Plan shall be subject to the terms and conditions required by this Article III, and such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.

SECTION 2. Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined by the Committee. In no event shall such price be less than one hundred percent of the Fair Market Value of Company Stock either on the date the option is granted or over a period of up to ten business days as specified by the Committee, except as otherwise provided in Article VI. The option price of each share purchased pursuant to an option shall be paid in full at the time of such purchase. The purchase price of an option shall be paid in cash, provided however that, to the extent permitted by and subject to any limitations contained in any stock option agreement or in rules adopted by the Committee, such option purchase price may be paid by the delivery to the Company of shares of Company Stock having an aggregate Fair Market Value on the date of exercise which, together with any cash payment by the Optionee, equals or exceeds such option purchase price. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required. The foregoing provisions relating to the delivery of Company Stock in lieu of payment of cash upon exercise of an option apply to all outstanding options.

SECTION 3. Types of Options. The Committee shall have the authority, in its sole discretion, to grant to Employees from time to time non-qualified stock options and such other types of options as are permitted by law or the provisions of the Plan.

SECTION 4. Period for Exercise. The Committee shall determine the period or periods of time within which the option may be exercised by the Optionee, in whole or in part, provided that the Option Period shall not exceed ten years from the date the option is granted except as otherwise provided in Article VI.

SECTION 5. Special Limitations. Notwithstanding the Option Period provided in Section 4 of this Article III, a stock option (other than a reload stock option) shall not be exercisable until one year after the date the option is granted, except as otherwise provided in Section 5 of
Article VI.

SECTION 6.  Termination of Employment.

     (a) Subject to the provisions of Section 4 and 5 of this Article III, the Committee shall specify in administrative rules or otherwise, the rules that shall apply to stock options (except for options granted as provided in Article VI) with respect to the exercise of any stock options upon termination of the Optionee's employment.

     (b) Following the Optionee's death, the option may be exercised by the Optionee's legal representative or representatives, or by the person or persons entitled to do so under the Optionee's last will and testament, or, if the Optionee shall fail to make testamentary disposition of the option or shall die intestate, by the person or persons entitled to receive said option under the intestate laws.

     (c) The Committee in its sole discretion may shorten the period of exercise of any such stock option in the event that the Optionee takes any action which in the judgment of the Committee is not in the best interests of the Company and its Subsidiaries.

SECTION 7. Nontransferability. Each stock option shall be nontransferable by the Optionee except by last will and testament or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by the Optionee or a legal representative. Notwithstanding the foregoing and the preceding Section 6, at the discretion of the Committee, some or all Optionees may be permitted to designate one or more beneficiaries to receive some or all of their Awards and stock appreciation rights in the event of death prior to exercise thereof, in which event a permitted beneficiary or beneficiaries shall then have the right to exercise or receive payment for each affected Award or stock appreciation right in accordance with its other terms and conditions.

SECTION 8. Employment Obligation. In consideration for the granting of each stock option, except options delivered under
Article VI or under Section 11 of this Article III, the Optionee shall agree to remain in the employment of the Company or one or more of its Subsidiaries, at the pleasure of the Company or such Subsidiary, for a continuous period of at least one year after the date of grant of such stock option or until retirement, on a date which is at least six months after the date of such grant, under any retirement plan of the Company or a Subsidiary, whichever may be earlier, at the salary rate in effect on the grant date or at such changed rate as may be fixed from time to time by the Company or such Subsidiary. At the discretion of the Committee, this obligation may be deemed to have been fulfilled under specified circumstances, such as if the Optionee enters government service.

SECTION 9. Date Option Granted. For the purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of such stock option, except where the Committee has designated a later date, in which event such designated date shall constitute the date of grant of such stock option, provided, however, that in either case notice of the grant of the option shall be given to the Employee within a reasonable time.

SECTION 10. Alternative Settlement Methods. Where local law may interfere with the normal exercise of an option, the Committee in its discretion may approve stock appreciation rights or other alternative methods of settlement for stock options.

SECTION 11. Reload Stock Options. The Committee shall have the authority to specify, either at the time of grant of a stock option or at a later date, that upon exercise of all or a portion of that stock option (except an option delivered under Article VI) a reload stock option shall be granted under specified conditions. A reload stock option may entitle the Optionee to purchase shares which are covered by the exercised option or portion thereof at the time of exercise of such option or portion but are not issued upon such exercise, at the Fair Market Value on the date of such exercise. The duration of a reload stock option shall not extend beyond the expiration date of the option it replaces. The specific terms and conditions applicable for reload stock options shall be determined by the Committee and shall be set forth in rules adopted by the Committee and/or in agreements or other documentation evidencing reload stock options.


                          ARTICLE IV
                         COMPANY STOCK

SECTION 1. Number of Shares. The shares of Company Stock that may be issued under the Plan, out of authorized but heretofore unissued Company Stock, or out of Company Stock held as treasury stock, or partly out of each, shall not exceed 4.0 million shares plus an additional number of shares equal to the number of shares which on January 1, 1992 were reserved for issuance under the Plan as then in effect. Except as otherwise determined by the Committee, the number of shares of Company Stock so reserved shall be reduced by the number of shares issued upon an Option exercise, less (i) the shares, if any, used to pay withholding taxes and/or (ii) the shares, if any, delivered by the Optionee in full or partial payment of the option purchase price. Unless the Committee otherwise determines, shares not purchased under any option granted under the Plan which are no longer available for purchase thereunder by virtue of the total or partial expiration, termination or voluntary surrender of the option and which were not issued upon exercise of a related stock appreciation right and shares referred to in clauses
(i) or (ii) of the preceding sentence shall continue to be otherwise available for the purposes of the Plan. Payments for Awards in cash shall reduce the number of shares available for issuance by such number of shares as has a Fair Market Value at the time of such payment equal to such cash.

SECTION 2.  Adjustments in Stock.

     (a) Stock Dividends. If a dividend shall be declared upon Company Stock payable in shares of said stock, (i) the number of shares of Company Stock subject to outstanding Awards and (ii) the number of shares reserved for issuance pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

     (b) Reorganization, Etc. In the event that the outstanding shares of Company Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, or otherwise, then there shall be substituted for each share of Company Stock subject to outstanding Awards and for each share of Company Stock reserved for issuance pursuant to the Plan, the number and kind of shares of stock or other securities which would have been substituted therefor if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such substituted stock or other securities.

     (c) Other Changes in Stock. In the event there shall be any change, other than as specified in subsections (a) and
(b) of this Section 2, in the number or kind of outstanding shares of Company Stock or of any stock or other securities into which such Company Stock shall be changed or for which it shall have been exchanged, then and if the Committee shall at its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and each outstanding stock option and other Award.

     (d) General Adjustment Rules. No adjustment or substitution provided for in this Section 2 shall require the Company to sell or deliver a fractional share under any stock option or other Award and the total substitution or adjustment with respect to each Award shall be handled in the discretion of the Committee either by deleting any fractional shares or by appropriate rounding up to the next whole share. In the case of any such substitution or adjustment, the option price per share for each stock option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of stock or other securities into which the stock subject to the option may have been changed.


                           ARTICLE V
                        GENERAL MATTERS

SECTION 1. Administration. The Plan shall be administered by a Committee of not less than three Directors appointed by the Board, none of whom shall have been eligible to receive an Award under the Plan within the twelve months preceding their appointment.

SECTION 2. Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to determine the Employees to whom Awards shall be granted, the type of Awards to be granted, the number of shares to be included in each Award, and the other terms and conditions of the Awards. Nothing contained in this Plan shall be construed to give any Employee the right to be granted an Award or, if granted, to any terms and conditions therein except such as may be authorized by the Committee. The Committee is empowered, in its discretion, to
(i) modify, amend, extend or renew any Award theretofore granted, subject to the limitations set forth in Article III and with the proviso that no modification or amendment shall impair without the Optionees' consent any option theretofore granted under the Plan, (ii) adopt such rules and regulations and take such other action as it shall deem necessary or proper for the administration of the Plan and (iii) delegate any or all of its authority (including the authority to select eligible employees and to grant stock options) to one or more senior officers of the Company, except with respect to Awards for officers or any performance share awards, and except in the event that any such delegation would cause this Plan not to comply with Securities and Exchange Commmission Rule 16b-3 (or any successor rule). The Committee shall have full power and authority to construe, interpret and administer the Plan and the decisions of the Committee shall be final and binding upon all parties.

SECTION 3. Withholding. The Company or any Subsidiary shall have the right to deduct from all amounts paid in cash under this Plan any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Company Stock, at the Committee's discretion, (a) the Participant may be required to pay over the amount of any withholding taxes,
(b) the Participant may be permitted to deliver to the Company the number of shares of Company Stock whose Fair Market Value is equal to or less than the withholding taxes due or (c) the Company may retain the number of shares calculated under (b) above.

SECTION 4. Nonalienation. No Award shall be assignable or transferable, except by will or the laws of descent and distribution, and except that in its discretion the Committee may authorize exercise by or payment to a beneficiary designated by a Participant. No right or interest of any Participant in any Award shall be subject to any lien, obligation or liability.

SECTION 5. General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine in its discretion that the listing, registration or qualification of shares upon any securities exchange or under any state or Federal law, rule, regulation or decision, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue, purchase or delivery of shares or payment thereunder, such Award may not be exercised in whole or in part and no payment therefor shall be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee.

SECTION 6. Effective Date and Duration of Plan. The Plan initially became effective May 1, 1965. The Plan as amended herein shall become effective January 1, l992. No Awards shall be granted under the Plan after January 1, 2002 although shares or options thereafter may be delivered in payment of Performance Shares granted prior thereto.

SECTION 7. Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan, provided, however, that no such action shall (a) impair without an Optionee's consent any option theretofore granted under the Plan or deprive any Awardee of any shares of Company Stock which that person may have acquired through or as a result of the Plan or (b) be made without the approval of the shareholders of the Company where such change would materially increase the benefits accruing to participants, materially increase the maximum number of shares which may be issued under the Plan, or materially modify the Plan's eligibility requirements.

SECTION 8. Construction. The Plan shall be interpreted and administered under the laws of the Commonwealth of Pennsylvania without application of its rules on conflict of laws.


                          ARTICLE VI
                      PERFORMANCE SHARES

SECTION 1.  Authority of Committee.   The Committee shall
have sole and complete authority to determine the Employees who shall be granted Performance Shares and the number of shares for each "Performance Cycle," and to determine the duration in years of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ.

SECTION 2.  Performance Goals.   The Committee shall
establish the objectives for corporate performance (the
"Performance Goals") for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select.

SECTION 3.  Payment of Performance Shares.   The Committee
shall determine the number of Performance Shares, if any, up to 200% of the number contingently awarded to each Participant for the Performance Cycle, which have been earned on the basis of corporate performance of the Company and its Subsidiaries in relation to the established Performance Goals. In measuring performance and comparing to Goals the Committee may make such adjustments as it deems equitable in recognition of unusual or non-recurring events, changes in applicable tax laws or accounting principles or other factors. The Committee shall determine the manner of payment, which may include (a) cash, (b) shares of Common Stock or (c) Stock Options with an option price of $1 per share or more (or the par value per share if higher) and with an aggregate discount from Fair Market Value on the payment date not in excess (except for rounding to a whole share) of the Fair Market Value of the earned Performance Shares for which payment is being made, in such proportions as the Committee shall determine. Participants may be offered the opportunity to defer receipt of payment for earned Performance Shares under terms established by the Committee.

SECTION 4.  Rights During a Cycle.   A Participant must be an
Employee at the end of a Performance Cycle in order to be entitled to payment of Performance Shares in respect of such Cycle, provided however that in the event a Participant terminates employment prior to the end of a Cycle by reason of death, disability or other reason approved by the Committee, the Committee in its discretion may authorize payment to the Participant or the beneficiary, heirs or legal representative with respect to some or all of the Performance Shares deemed earned for that Cycle. The Committee may amend or terminate any Performance Share Award prior to payment without the consent of the Participant.

SECTION 5. Option Provisions. The provisions of Article III of the Plan shall govern all stock options delivered in payment of Performance Shares, except as otherwise provided in this Article VI. For options delivered under this Article VI, the following provisions shall apply.

     (a) The options shall be immediately exercisable and shall remain so for the duration specified by the Committee which may exceed ten years.

     (b) In the event a Participant terminates employment by reason of death or other reason approved by the Committee, the Participant's stock options delivered under this Article VI shall be exercisable at any time prior to a date or before the end of a period established by the Committee. If a Participant terminates employment for any other reason, his or her rights under all such stock options shall terminate three months after termination of employment except as otherwise provided by the Committee.

SECTION 6. Dividend Equivalents. Stock options delivered in payment of Performance Shares may provide the Participant with dividend equivalents payable in cash, shares, additional discount options or other consideration prior to exercise.

                Long Term Stock Incentive Plan
            Amendment - effective January 1, 1995

1.  The definition of "Fair Market Value" in Article I of the
    Plan shall be amended to read in its entirety as follows:

         FAIR MARKET VALUE means, with respect to Company Stock, (1) the mean of the high and low sales prices of such stock (a) as reported on the composite tape (or other appro-priate reporting vehicle as determined by the Committee) for specified date or, if no such report of such price shall be available for such date, as reported for the New York Stock Exchange for such date or (b) if the New York Stock Exchange is closed on such date, the mean of the high and low sales prices of such stock as reported in accordance with (a) above for the next preceding day on which such stock was traded on the New York Stock Exchange, or (2) at the option of and as determined by the Committee, the average of the mean of the high and low sales prices of such stock as reported in accor-dance with (1) above for a period of up to ten consecutive business days.

2. Article II, Section 3 of the Plan shall be amended to read in its entirety as follows:

Limitation on Optioned Shares. In no event may any stock option be granted to any Employee who owns stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Company. The maximum number of shares subject to options awarded to any one individual in any calendar year may not exceed 500,000 shares.

3. Article IV, Section 1 of the Plan shall be amended by revising the first sentence thereof to read as follows:

Number of Shares. The shares of Company Stock that may be issued under the Plan, out of authorized but heretofore unissued Company Stock, or out of Company Stock held as treasury stock, or partly out of each, shall not exceed
4.4 million shares plus an additional number of shares equal to the number of shares which at January 1, 1995 were reserved for issuance under the Plan as then in effect.

(Note: Share numbers in this Amendment do not reflect the two-for-one common stock split of February 1995.)